News Release

FOR IMMEDIATE RELEASE	CONTACT
March 28, 2008	Craig Renner
301-843-8600

ACPT CONFIRMS EXPLORATION OF POTENTIAL CORPORATE RESTRUCTURING;
SPECIAL COMMITTEE ENGAGES FINANCIAL ADVISOR

St. Charles, MD—American Community Properties Trust (AMEX: APO) confirmed today that the special committee of its board of trustees is currently exploring the possible restructuring of the Company so that it may elect to be treated as a real estate investment trust (“REIT”) for U.S. federal income tax purposes (the “Restructuring Transaction”), as proposed by the family of J. Michael Wilson, the Company’s Chairman and CEO, the Company’s majority shareholders (the “Wilson Family”). The Wilson Family reported in an amendment to its Schedule 13D filed with the Securities and Exchange Commission on March 28, 2008 that, in light of the lack of interest to date in either financing a potential recapitalization or sale of the Company, the Wilson Family has considered strategic alternatives for the Company.  The Schedule 13D reports that the Wilson Family believes that the Company’s two distinct lines of business (i.e., its multi-family and commercial rental properties and its community development and homebuilding business) may limit the Company’s growth potential, and may be deterring potential acquirors and investors.  In particular, the Wilson Family detailed its belief that companies that specialize in owning and operating commercial and residential rental properties may be unwilling to acquire a business with development assets that require significant capital and management expertise.

The Wilson Family has proposed to achieve the Restructuring Transaction by separating the development assets (the “Land Assets”) from the rental properties (the “Investment Assets”), distributing the Company’s historic earning and profits and restructuring the Company’s capital structure to allow the Investment Assets to be held in a REIT.  To facilitate the separation of the Land Assets and complete a Restructuring Transaction, the Wilson Family has offered to purchase the Land Assets from the Company in exchange for a portion of their existing Common Shares.

The Special Committee has informed the Wilson Family that it is willing to consider a potential Restructuring Transaction if the Land Assets can be sold, whether to the Wilson Family or a third party, at a price that is in the best interests of the Company’s shareholders.  The Special Committee has retained the investment banking firm of Robert W. Baird & Co. Incorporated and is working with the Company’s legal and accounting advisors to evaluate these transactions and other potential strategic alternatives.

There can be no assurances that the Special Committee and its advisors will determine that a sale of the Land Assets is in the Company’s best interests at this time; that an acceptable price and terms for the sale of the Land Assets can be negotiated, whether with the Wilson Family or a third party; that any necessary consents and approvals, including the requisite approval of the Company’s shareholders if a sale of the Land Assets to the Wilson Family is proposed, may be obtained on commercially reasonable terms or at all; or that, if a sale of the Land Assets is consummated, it will be possible for the Company to qualify as a REIT or that operating the Investment Assets within a REIT at such time will be considered to be a viable strategic option.

ACPT (AMEX:APO) is a diversified real estate organization with operations in Maryland and Puerto Rico that specializes in community development, multifamily rental properties, and asset management services. ACPT is currently listed on the American Stock Exchange under the symbol AmCmntyProp (APO).  For more information about ACPT, visit www.acptrust.com. For more information about the planned community of St. Charles, visit www.stcharlesmd.com.